Hogan & Hartson L.L.P

September 28, 2001

BTG, Inc.
3877 Fairfax Ridge Road
Fairfax, VA 22030

Ladies and Gentlemen:

      We are acting as special counsel to BTG, Inc., a Virginia corporation (the "Company”), in connection with its registration statement on Form S-8 (the "Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of a total of 700,000 shares (the “Shares”) of common stock, no par value, of the Company (the "Common Stock”), with (i) 500,000 Shares issuable upon the exercise of options granted or to be granted pursuant to the Company’s 1995 Employee Stock Option Plan (the “Option Plan”) and (ii) 200,000 Shares issuable pursuant to the Company’s Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan” and, together with the Option Plan, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) in connection with the Registration Statement.

      For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Articles of Incorporation of the Company, as certified by the Virginia State Corporation Commission on September 13, 2001 as being a true and complete copy of such document as filed with the Virginia State Corporation Commission, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	Each of the Plans as adopted by the Board of Directors of the Company (the “Board”) and the shareholders of the Company,

BTG, Inc.
September 28, 2001

and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Resolutions of the Board adopted on October 17, 1994, June 26, 1996, July 15, 1997 and January 17, 2000 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the approval of the Option Plan, the increase of the authorized number of shares of Common Stock that may be issued pursuant to the Option Plan and the filing of the Registration Statement.

6.	Resolutions of the Board adopted on June 26, 1996, May 26, 2000, and June 22, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the approval of the Purchase Plan and the increase of the authorized number of shares of Common Stock that may be issued pursuant to the Purchase Plan and the filing of the Registration Statement.

7.	Resolutions of the shareholders of the Company adopted at meetings held on (i) November 23, 1994, August 14, 1996, September 17, 1997, and September 6, 2000, with respect to the Option Plan, and (ii) August 14, 1996, and August 30, 2001, with respect to the Purchase Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the approval of, and amendments to, the Plans.

      In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

      This opinion letter is based as to matters of law solely on the Virginia Stock Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Virginia Stock Corporation Act, as amended,” means the statutory provisions contained therein, all applicable provisions of the Virginia Constitution and reported judicial decisions interpreting these laws.

BTG, Inc.
September 28, 2001

      Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the effectiveness of the Registration Statement, (ii) the issuance of the Shares pursuant to the terms of the Plans and (iii) the receipt by the Company of the consideration for the Shares specified in the Plans, the Shares will be validly issued, fully paid and nonassessable.

      This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.